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                                                                      EXHIBIT 10


                              EMPLOYMENT AGREEMENT



         This Employment Agreement (the "Agreement") is made as of the 8th day of December, 1999, by and between BankAtlantic Bancorp, Inc. and BankAtlantic, a Federal Savings Bank (collectively the "Bank"), and James A. White (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Bank desires to retain the services of and employ the Executive, and the Executive desires to provide services to the Bank, pursuant to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the promises and of the covenants and agreements herein contained, the Bank and the Executive covenant and agree as follows:

         1. Employment. Pursuant to the terms and conditions of this Agreement, the Bank agrees to employ the Executive and the Executive agrees to render services to the Bank as set forth herein.

         2. Position and Duties. During the term of this Agreement, the Executive shall serve as Executive Vice President and Chief Financial Officer of the Bank, and shall undertake such duties as may be assigned to Executive from time to time by the Chairman and Chief Executive Officer of the Bank, and shall report to the Chief Executive Officer.

         3. Term. The initial term of this Agreement shall be for a period of four years, commencing December 31, 1999 and expiring (unless sooner terminated as otherwise provided in this Agreement or unless otherwise extended as provided in this Agreement) on December 31, 2003, which date, including any earlier or later date of termination shall be referred to as the "Expiration Date." The term of this Agreement and the employment of the Executive by the Bank hereunder may be renewed upon such terms and conditions as may be mutually agreed upon by the parties.

         4. Compensation. During the term of this Agreement, the Bank shall pay or provide to the Executive as compensation for the services of the Executive set forth in Section 2 hereof:

                  (a) A base annual salary of $250,000 payable in such periodic installments as salary is paid to other employees of the Bank. The base annual salary shall be subject to increase on December 31 of each year (commencing with December 31, 2000) based upon an annual review of the Executive and the Bank, the first such annual review to occur on or before December 31, 2000. The base annual salary of the Executive may not be reduced by the Bank except in a salary reduction program applicable on a consistent and equal basis to all executive and senior officers of the Bank, and then only for the duration that such salary reduction program is in effect as to all such officers.

                  (b) The Executive shall be entitled to annual bonuses in an amount up to 35% of the Executive's base annual salary for the preceding calendar year, based upon the achievement of goals mutually determined by the Bank and the Executive. The first calendar year of eligibility for such bonus shall be the calendar year 2000. Bonuses shall be payable within 90 days following the end of the applicable calendar year.

         5. Benefits. The Bank shall provide to the Executive such medical, dental, disability, and life insurance as well as other benefits as the Bank provides to its executive officers from time to time All such benefits shall commence on December 31, 1999, except for medical and dental insurance benefits, which shall commence on April 1, 2000. The Executive shall be reimbursed for coverage under the consolidated Omnibus Budget Reconciliation Act for continued medical insurance coverage from his prior employer pending full eligibility under the Bank's medical and dental insurance plan. The Executive also shall be reimbursed by the Bank for any medical expense that otherwise would be reimbursed to executives under the Bank's medical insurance plan except that they are deemed to relate to "pre-existing conditions' or a similar exclusion under the Bank's medical insurance plan. The Executive also shall be entitled to participate in the Bank's 401 (k) benefit plan upon the same terms and conditions applicable to all other executives, such participation to commence effective April 1, 2000. The Executive also shall be entitled to participate in all other employee benefit plans offered by the Bank to its executive officers from time to time.

         6. Expense Reimbursement The Bank shall reimburse the Executive for expenses incurred on behalf of the Bank's business, the accounting and reimbursement for such expenses to be in accordance with policies adopted by the Bank from time to time.

         7. Employment Bonus. On January 1, 2000, the Bank shall pay to the Executive in cash $100,000, which will constitute a non-interest bearing loan from the Bank to the Executive (the "Loan"). The Loan shall be evidenced by the form of



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note attached to this Agreement as Exhibit A. The Loan shall be forgiven in accordance with the terms of such note, and the Executive shall report any forgiveness of indebtedness and any appropriate imputed interest in accordance with the applicable requirements of Federal and state tax laws. In the event of death of the Executive, or the termination of the Executive's employment for any reason other than voluntary resignation, then the remaining balance due under the Loan shall be forgiven from the date of death or termination of employment, as the case may be.

         8. Vacation. The Executive shall take such vacation time at such periods during each year as the Board end the Executive shall determine from time to time, the amount of such vacation time to be consistent with the policies of the Bank. The executive shall be entitled to full compensation during such vacation periods



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         9.       Stock Options. No later than December 31, 1999, the Executive shall be granted an option (the "Option") to acquire 20,000 shares of BankAtlantic Bancorp, Inc. Class A common stock at a price par share equal to the last sale price for such shares reported on the New York Stock Exchange, Inc on the grant date, such amount and exercise price to be subject to adjustment pursuant to the antidilution provisions under the plan pursuant to which the Option is issued. The Option shall be an incentive stock option as defined in the Internal Revenue Code of 1986 and to the extent permitted therein. As to the Option, the portion exercisable for 16,000 shares shall vest at the rate of 333 shares par month for each of the first 47 calendar months of the Executive's employment (and 349 shares for the 48th such calendar month), commencing with the calendar month of January 2000, and continuing on each succeeding calendar month thereafter (and prorated for the portion of any period which is less than a calendar month). The remaining 4,000 shares subject to such Option shall vest on the fifth anniversary of employment of the Executive. The foregoing vesting for the Option shall accelerate in accordance with the terms of this Agreement and under the provisions of the stock option plan under which the Option is issued. The Option may be exercised on or before December 31, 2009, subject to earlier termination in accordance with the provisions of the stock option plan. The Executive shall be entitled to receive additional options under the Company's incentive stock option plan consistent with options granted by the Bank to other executive officers of the Bank from time to time. In the event of a Change of Control, the death of the Executive or the termination of the Executive's employment due to disability or by the Bank without cause, then the Option shall immediately vest and become fully exercisable by the Executive or his estate or personal representative, as the case may be, and shall be exercisable for a period of 90 days thereafter. The vesting of options awarded to the Executive over and above the Option shall vest in accordance with the applicable provisions of the Stock Option Plan.

         10. Moving Expenses. The Bank shall reimburse the Executive for expenses incurred in relocating the Executive's family to the Ft. Lauderdale, Florida area, and related temporary living expenses in accordance with the Bank Relocation Policy previously furnished by the Bank to the Executive.

         11. Termination. The employment of the Executive may be terminated:

                  (a) By the Bank at any time and immediately upon written notice to the Executive if said discharge is for cause. In the notice of termination furnished to the Executive under this Section 11(a), the reason or reasons for said termination for cause shall be given and, if no reason or reasons are given for said termination, said termination shall be deemed to be without cause and not permitted under this Section 11(e). For purposes of this Agreement, 'cause' shall mean termination of the Executive's employment if the Executive shall engage in conduct involving a breach of fiduciary duty or if the Executive shall have willfully failed to substantially perform the duties of his employment (which breach or failure has a material adverse effect on the Bank), or is convicted of a felony (other than traffic violations or similar offenses). In the event of termination for cause, the Bank shall pay the Executive only salary, vacation, and bonus amounts accrued and unpaid as of the effective date of termination.

                  (b) By the Bank without cause. If the Executive's employment is terminated without cause, the Bank shall until the Expiration
Date:

                           (i)      continue to pay to the Executive the base
annual salary in effect under Section 4(a) on the date of said termination, plus accrued and unpaid vacation and bonus amounts as of said termination;

                           (ii)     continue to provide for the benefit of the
Executive the life insurance, medical and dental insurance, and disability insurance benefits in the same amounts and to the same extent provided to the Executive prior to termination of employment and with the Executive paying no greater amount for such benefits than paid by the Executive prior to termination of employment.

         Upon termination of the Executive's employment without cause, all remaining amounts due under the Loan shall be forgiven and the vesting of all stock options (including the Option) shall be accelerated in accordance with
Section 9 of this Agreement.

         The Executives employment would also be deemed to be terminated without cause of the Executive resigns because his duties are materially reduced, his base salary is reduced (other than as permitted pursuant to Section 4(a) of this Agreement), his employment is relocated more than 50 miles from the Bank's main office or his participation in any employee benefit plan is materially reduced or adversely affected, and the Executive does not consent to such change.

                  (c) By the Executive upon the Executive's resignation. If the Executive's employment is terminated because of the Executive's resignation, the Bank shall be obligated to pay to the Executive any salary, vacation, and bonus amounts accrued and unpaid as of the effective date of such resignation.

                  (d) As a result of the death or disability of the Executive. If the Executive's employment is terminated by disability (as planned in the disability insurance program maintained by the Bank or, if no such program is maintained, by the failure of the Executive to substantially perform his services pursuant to this Agreement for a period of in excess of 90 consecutive days) of the Executive, the Bank shall pay or provide to the Executive, and until the Expiration Date

                           (i)      the Executive's base annual salary in effect
under Section 4(a) on the date of said termination, plus accrued and unpaid vacation and bonus amounts as of said termination, less amounts paid Executive under the disability insurance program maintained by the Bank.



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         Further, if the Executive's employment is terminated by the disability of the Executive, the Bank shall continue to provide for the benefit of the Executive the life insurance, medical and dental insurance, and disability insurance benefits in the same amounts and to the same extent provided to the Executive prior to termination of employment and with the Executive paying no greater amount for such benefits than paid by the Executive prior to termination of employment.

         Upon termination of the Executive's employment as a result of the Executive's death or disability, all remaining amounts due under the Loan shall be forgiven and the vesting of those unexercised options outstanding under the Option shall be accelerated in accordance with and to the extent provided for in
Section 9 of this Agreement.

         12. Notice. All notices permitted or required to be given to either party under this Agreement shall be in writing and shall be deemed to have been given (a) in the case of delivery, when addressed to the other party as set forth at the end of this Agreement and delivered to said address, (b) in the case of mailing, three days after the same has been mailed by certified mail, return receipt requested, and deposited postage prepaid in the U.S. Mails, addressed to the other party at the address as set forth at the end of this Agreement, and (c) in any other case, when actually received by the other party. Either party may change the address at which said notice is to be given by delivering notice of such to the other party to this Agreement in the manner set forth herein.

         13. Governing Law. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of Florida.

         14. Attorneys' Fees and Costs. In the event a dispute arises between the parties under this Agreement and suit is instituted, the prevailing party in such proceeding shall be entitled to recover its or his attorneys' fees from the other. As used herein, costs and attorneys' fees include any costs and attorneys' fees in any appellate proceeding.

         15. Binding Effect. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the respective successors and legal representatives of the parties.

         16. Effect on Other Agreements. This Agreement and the termination thereof shall not affect any other agreement between the Executive and the Bank, and the receipt by the Executive of benefits thereunder.

         17. Miscellaneous. The rights and duties of the parties hereunder are personal and may not be assigned or delegated without the prior written consent of the other party to this Agreement. The captions used herein are solely for the convenience of the parties and are not used in construing this Agreement. Time is of the essence of this Agreement and the performance by each party of its or his duties and obligations hereunder.



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         18.      Complete Agreement. This Agreement constitutes the complete agreement between the parties hereto and incorporates all prior discussions, agreements and representations made in regard to the matters set forth herein. This Agreement may not be amended, modified or changed except by a writing signed by the party to be charged by said amendment, change or modification.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


   "EXECUTIVE"                                BANKATLANTIC BANCORP, INC. and
                                                   BANKATLANTIC, FSB


/s/James A. White                             By:/s/Alan B. Levan
-----------------                             -------------------
James A. White                                     Alan B. Levan
   Address:
       5537 E 106 PL
       Tulsa, OK.  74137